UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

DTF Tax-Free Income Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 3, 2021

DEAR FELLOW SHAREHOLDER,

I hope you and your family are safe and healthy during this unprecedented time. As a shareholder of DTF Tax-Free Income Inc. (“DTF” or your “Fund”), proxy materials were recently sent by mail or e-delivery in connection with the Fund’s Annual Meeting to be held on February 26, 2021.

Your Fund’s board is asking all shareholders to vote on the election of directors of the Fund (as in prior years) as well as proposals to amend the Fund’s charter (the governing document of the Fund) in the following two ways (the “Charter Amendment”):

•	to establish a limited term of existence for the Fund and cause the Fund to liquidate on March 1, 2028, or such earlier date as may be determined by the Fund’s Board, and

•

if the above proposal is approved, to authorize the Board of Directors of the Fund to extend the term of the Fund to once again have a perpetual existence, subject to the Fund having conducted a tender offer meeting certain conditions.

After careful consideration, the board believes that amending the Charter is in the best interest of DTF and its shareholders. Below are a few reasons why the Board strongly supports the proposal:

•	All shareholders will be treated equally and enable them to receive net asset value for their shares.

•	The seven-year term is consistent with the Fund’s fixed-income strategy.

•

The Charter Amendment would create potential for immediate mitigation of the discount to net asset value at which your Fund’s shares trade by providing support for an increase in the value of their market price.

We are confident that the Charter Amendment has potential benefits for all shareholders of DTF’s common stock.

It is important that you take advantage of your right to vote. Please take the time to sign, date and mail the enclosed proxy card(s) in the postage paid return envelope or by following the phone or internet voting instructions on your proxy card.

Lastly, we have retained Di Costa Partners (“DCP”) to assist us with the proxy solicitation process. You may receive a call from a DCP representative who can take your vote over the phone or give you voting instructions. You can also call DCP at (833) 290-2573 if you have questions regarding the proxy.

THANK YOU,

DANIEL J. PETRISKO

SENIOR VICE PRESIDENT